Exhibit 5.2

525 W. Monroe Street
Chicago, IL 60661-3693
+1.312.902.5200 tel
katten.com.

May 18, 2026

POET Technologies Inc.

Suite 1107

120 Eglinton Avenue East

Toronto, Ontario, M4P 1E2, Canada

Re:	POET Technologies Inc.
Securities Registered Under Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as U.S. counsel to POET Technologies Inc., a company incorporated under the Business Corporations Act (Ontario) (the “Company”), in connection with the preparation of a registration statement on Form F-3ASR (File No. 333-292868) (the “Registration Statement”), including the base prospectus filed as part thereof (the “Base Prospectus”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and became effective automatically on January 22, 2026 and a prospectus supplement to the Base Prospectus, which was filed with the Commission on May 18, 2026 under the Act (the “Prospectus Supplement,” and, together with the Base Prospectus and the documents incorporated by reference in the Base Prospectus and the Prospectus Supplement, the “Prospectus”) with respect to the sale by the Company of an aggregate of 19,047,620 common shares of the Company, without par value (the “Common Shares”), and a warrant or warrants (the “Warrants”) to purchase up to an aggregate of 19,047,620 Common Shares (the “Warrant Shares”), pursuant to the terms of a Securities Purchase Agreement, dated as of May 15, 2026 (the “Purchase Agreement”), by and between the Company and MMCAP International Inc. SPC. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act in respect of the Warrants.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. We have also relied, to the extent we have determined such reliance to be appropriate, without independent investigation and with the permission of Bennett Jones LLP, on the opinion of Bennett Jones LLP of even date herewith, as Ontario counsel to the Company, which will be filed as an exhibit to the report on Form 6-K referenced below. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Purchase Agreement, and (iv) the form of common share purchase warrant attached as Exhibit A to the Purchase Agreement.

POET Technologies Inc.

In connection with this opinion, we have assumed, without independent investigation and at all applicable times, the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have assumed that the Company is, and at all times will be, duly organized and in good standing under the laws of Ontario and has or will have the corporate power and authority to enter into, to deliver, and to perform its obligations under and, in respect of, the Warrants, and under and in respect of all agreements and instruments under which any such Warrants shall be offered or issued. Further, we have assumed that the Warrants will have been duly authorized and validly executed and delivered by the Company. With respect to documents executed or to be executed by parties other than the Company, we have assumed that such other parties had or will have the power and authority, corporate or other, to enter into and to perform all of their respective obligations thereunder and have also assumed the valid existence of such other parties, the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such other parties.

Our opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the Warrants, to the extent applicable, is considered in a proceeding at law or in equity), (iii) the possible unenforceability of indemnity, exculpation and contribution provisions, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the possible unenforceability of provisions purporting to allow action without regard to mitigation of damages.

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that the Warrants, when issued and delivered against payment of consideration as contemplated therein, in accordance with the Purchase Agreement and in the manner described in the Prospectus Supplement, will constitute binding obligations of the Company, in accordance with their terms.

POET Technologies Inc.

Our opinions expressed above are subject to all of the limitations and qualifications contained herein. Our opinions expressed above are limited to the laws of the State of New York, and we do not express any opinion herein concerning any other law. We express no opinion herein concerning any Common Shares or Warrant Shares, the authorization, delivery and issuance of which will be governed by Canadian law or the laws of a province thereof. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may thereafter occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a report on Form 6-K of the Company. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP